QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES 2003 EARNINGS

        February 19, 2004.    Western Gas Resources, Inc. (NYSE:WGR) today announced that for the year ended December 31, 2003, net income increased 66 percent to $84.2 million, or earnings of $2.26 per share of common stock, compared to net income in 2002 of $50.6 million, or earnings of $1.23 per share of common stock. Earnings per share of common stock for both periods are on a fully-diluted basis and are after giving effect to preferred stock dividends. Net income for 2003 includes the cumulative effect of a one-time after-tax charge for a change in accounting principle of $6.7 million or $0.18 per share in the first quarter.

        For the fourth quarter of 2003, net income increased 24 percent to $19.1 million, or earnings of $0.51 per share of common stock, compared to net income of $15.4 million, or earnings of $0.37 per share of common stock, for the same period in 2002. Earnings per share for both periods are on a fully-diluted basis and are after giving effect to preferred stock dividends.

        For the year ended December 31, 2003, revenues were $2.9 billion, EBITDA (earnings before interest, taxes, depreciation and amortization and the cumulative effect of a change in accounting principle) was $244.1 million and cash flow before working capital adjustments was $215.7 million.

        For the fourth quarter of 2003, revenues totaled $658.6 million, EBITDA (earnings before interest, taxes, depreciation and amortization) was $56.8 million and cash flow before working capital adjustments was $49.6 million.

        Volumes and prices.    Natural gas equity production sold in 2003 increased compared to 2002 and total gas sales volume decreased. Prices received for natural gas and natural gas liquids ("NGLs") increased significantly from a year ago.

        Natural gas equity production sold in 2003 increased eleven percent compared to 2002, averaging 149 million cubic feet equivalent per day ("MMcfed"). The Company's production growth was primarily in the Powder River Basin coal bed methane ("CBM") play and the Greater Green River Basin.

        Total gas sales volume, including the sale of equity gas production, the sale of gas produced at the Company's facilities and the sale of gas purchased from third parties for resale, was 1.4 billion cubic feet per day ("Bcfd") in 2003 compared to 2.0 Bcfd for 2002. The decrease is primarily from a reduction in the sale of natural gas purchased from third parties for resale. Average gas prices increased 69 percent to $4.94 per Mcf in 2003 compared to $2.92 per Mcf for 2002.

        Total NGL sales volume averaged 1.6 million gallons per day ("MMGald") in 2003 compared to 2.0 MMGald in 2002. The decrease in sales volumes was the result of a reduction in third party sales volumes. Average NGL prices increased 38 percent to $0.58 per gallon in 2003 compared to $0.42 per gallon in 2002.

        Operations.    The Company's fully integrated operations include exploration, production, gathering, processing, treating, transportation and marketing of natural gas and NGLs.

        Exploration and production realized segment-operating profit (EBITDA before general and administrative expenses) of $113.5 million for 2003 compared to $74.1 million for 2002. This 53 percent increase was primarily due to substantially higher natural gas prices and production volume growth from the Powder River CBM and Pinedale Anticline developments.

        Gathering, processing and treating realized segment-operating profit of $126.6 million for 2003 compared to $93.6 million for 2002. This 35 percent increase is primarily due to higher commodity prices, increased gathering volumes and the acquisition of several Wyoming gathering systems in February 2003.

        Gas transportation realized segment-operating profit of $11.6 million for 2003 compared to $16.3 million for 2002. The transportation segment includes the results from the MIGC and MGTC pipelines in the Powder River Basin. Transportation volumes and revenues were lower compared to a year ago as some interruptible volume was transported out of the basin through the Fort Union system.

        Marketing realized segment-operating profit of $31.4 million for 2003 compared to $36.4 million for 2002. This segment utilizes storage capacity and a dedicated portion of the Company's firm transportation capacity to purchase gas in the Rocky Mountain region for resale in the higher priced Mid-Continent markets. Operating profit decreased compared to 2002 because the price difference between the two regions narrowed as additional transportation capacity out of the Rocky Mountain region became operational in 2003.

        Hedging.    The Company's equity-hedging positions decreased operating profit by $36.1 million in 2003 and by $7.0 million in the fourth quarter of 2003. This compares to an increase in operating profit of $20.2 million in 2002 and $1.0 million in the fourth quarter of 2002 resulting from hedge positions in that year.

        Capital Expenditures.    Capital expenditures for 2003 totaled approximately $203.1 million. Overall, capital expenditures during this period consisted of the following: (i) approximately $106.6 million related to gathering, processing, treating and pipeline assets, including $14.4 million for maintaining existing facilities; (ii) approximately $86.0 million related to exploration and production and lease acquisition activities; and (iii) approximately $10.5 million for miscellaneous items including capitalized overhead and interest.

        Balance Sheet.    At December 31, 2003, Western had total assets of $1.5 billion, cash and cash equivalents in short-term investments of $26.1 million, total long-term debt outstanding of $339.0 million and a debt to capitalization ratio, net of cash and cash equivalents, of 36 percent.

        Other Information.    Information about the Company's significant projects, anticipated capital expenditures, equity production, proven reserves and operational guidance, was provided in press releases issued by the Company on February 13, 2004.

        CEO comments.    Peter Dea, President and Chief Executive Officer, commented, "The benefit of Western's fully integrated, low-cost operations and concentrated core assets is evident in another strong year of financial and operational performance. Earnings and cash flow at near record levels were fueled by higher commodity prices, increased production, gathering and processing volumes and a low-cost structure to maximize profitability. While maximizing both strong returns and solid volume growth, we significantly improved our balance sheet to the healthiest level in a decade, with a debt to capitalization ratio of 36 percent.

        "We are well-positioned with a strong balance sheet, high-return, long term and low-risk drilling inventory, exciting exploration opportunities and a motivated staff of employees. We look forward to delivering shareholder value in 2004 as we execute our strategy focused on clean burning natural gas to sustain the high quality of life in America in an environmentally compatible manner."

        Earnings conference call.    Western invites you to participate in its fourth quarter and year-end 2003 earnings conference call today at 9:30 a.m. (Mountain Time) by dialing (719) 457-2600. Please dial in five to ten minutes before the start of the call. A replay of the conference call will be available through midnight, February 25, 2004 by dialing (719) 457-0820 (passcode 768922). The live conference call may also be accessed on the Internet by logging onto Western's Web site at www.westerngas.com. Select Financial/Investor Information followed by the Current News option on the menu. Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay will be available on the web site through February 29, 2004.

        Company description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer. The Company's producing properties are based in Wyoming and Colorado, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States, providing a broad range of services to its customers from the wellhead to the sales delivery point. For additional Company information, visit Western's Web site at www.westerngas.com.

Condensed Statement of Operations:
(Dollars in thousands except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Sale of residue gas	$553,719	$560,670	$2,463,016	$2,118,748
Sale of natural gas liquids	87,268	79,724	346,108	309,513
Gathering, processing and transportation revenues	20,553	18,135	83,672	65,601
Price risk management activities	(3,335)	(14,723)	(21,385)	(8,884)
Other, net	408	1,766	2,599	4,720

Total Revenues	$658,613	$645,572	$2,874,010	$2,489,698
Costs and expenses:
Product purchases	$558,066	$554,373	$2,456,441	$2,157,179
Plant and transportation operating expense	21,866	22,045	88,344	81,530
Oil and gas exploration and production costs	13,415	9,923	52,245	34,007
Depreciation, depletion and amortization	20,601	23,003	73,906	77,005
Selling and administrative expense	10,936	7,189	40,423	35,828
Loss (gain) from asset sales	(298)	304	(156)	948
(Earnings) from equity investments	(2,147)	(1,660)	(7,356)	(4,453)
Interest expense	5,935	6,663	25,627	26,951

Total costs and expenses	$628,374	$621,840	$2,729,474	$2,408,995

Income before taxes	30,239	23,732	144,536	80,703
Provision for income taxes	11,184	8,296	53,593	30,114

Net income before cumulative effect of change in accounting principle	19,055	15,436	90,943	50,589

Cumulative effect of change in accounting principle, net of tax	—	—	(6,724)	—

Net income	19,055	15,436	84,219	50,589

Preferred stock requirements	(1,407)	(2,808)	(6,841)	(9,198)

Net income available to common stock	$17,648	$12,628	$77,378	$41,391

Weighted average shares of common stock outstanding	33,391,569	33,044,634	33,206,114	32,952,543

Earnings per share of common stock	$0.53	$0.38	$2.33	$1.26

Weighted average shares of common stock—assuming dilution	37,600,621	33,689,447	37,347,210	33,607,560

Earnings per share of common stock—assuming dilution	$0.51 (1)	$0.37 (2)	$2.26 (3)	$1.23 (4)

(1)
Fully-diluted earnings per share for the quarter ended December 31, 2003 include, as potential common shares, the issuance of 886,472 common shares from the possible exercise of stock options and 3,322,580 common shares upon conversion of the $2.625 cumulative convertible preferred stock, and also include an assumed reduction of preferred dividends of $1,407,321 in determining net income attributable to common stock.

(2)
Fully-diluted earnings per share for the quarter ended December 31, 2002 include, as potential common shares, the issuance of 644,813 common shares from the possible exercise of stock options.

(3)
Fully-diluted earnings per share for the year ended December 31, 2003 include, as potential common shares, the issuance of 706,677 common shares from the possible exercise of stock options and 3,434,419 common shares upon conversion of the $2.625 cumulative convertible preferred stock, and also include an assumed reduction of preferred dividends of $6,841,071 in determining net income attributable to common stock.

(4)
Fully-diluted earnings per share for the year ended December 31, 2002 include, as potential common shares, the issuance of 655,017 common shares from the possible exercise of stock options.

Condensed Consolidated Balance Sheet:
(Dollars in thousands)

	As of December 31, 2003	As of December 31, 2002
Assets:
Current assets	$387,303	$370,942
Property and equipment, net	996,761	866,646
Other assets	76,460	64,556

Total assets	$1,460,524	$1,302,144

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities	$358,981	$332,771
Long-term debt	339,000	359,933
Other liabilities	200,034	126,372

Total liabilities	898,015	819,076
Stockholders' equity	562,509	483,068

Total liabilities and stockholders' equity	$1,460,524	$1,302,144

Reconciliation of Net Income to EBITDA:
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net income	$19,055	$15,436	$84,219	$50,589
Add:
Cumulative effect of change in accounting principle, net of tax	—	—	6,724	—
Depreciation, depletion and amortization	20,601	23,003	73,906	77,005
Interest expense	5,935	6,663	25,627	26,951
Income taxes	11,184	8,296	53,593	30,114

EBITDA	$56,775	$53,398	$244,069	$184,659

        These data do not purport to reflect any measure of operations or cash flow. EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information, as it is a measure of financial performance used in the Company's credit facilities to monitor the Company's ability to perform under these facilities.

Reconciliation of Net Income to
Cash Flow before Working Capital Adjustments:
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net income	$19,055	$15,436	$84,219	$50,589
Add income items that do not affect operating cash flows:
Depreciation, depletion and amortization	20,601	23,003	73,906	77,005
Deferred income taxes	10,054	5,012	49,326	19,614
Distributions (less than) in excess of equity income, net	(168)	(1,179)	1,076	(2,906)
(Gain) Loss on sale of property and equipment	(298)	304	(156)	948
Non-cash change in fair value of derivatives	(151)	11,055	(1,235)	13,788
Foreign currency translation adjustments	381	(146)	1,238	283
Cumulative effect of change in accounting principal	—	—	6,724	—
Other non-cash items	142	(243)	568	1,750

Cash flow before working capital adjustments	$49,616	$53,242	$215,666	$161,071

        Cash Flow before Working Capital Adjustments is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information as it is an important measure of financial performance used by equity analysts to evaluate the Company's ability to fund future liquidity requirements.

Operating Results:
(Dollars in thousands except per Mcfe, per Mcf and per Gal amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Production:
Average gas production—net volumes sold (MMcfed)	150	155	149	134
Average gas price ($/Mcfe)(1)	$3.66	$2.91	$4.15	$2.34
Gathering and transportation expense ($/Mcfe)	$0.71	$0.67	$0.69	$0.65
Average wellhead gas price ($/Mcfe)(2)	$2.95	$2.24	$3.46	$1.69
Production taxes ($/Mcfe)	$0.19	$0.29	$0.39	$0.22
LOE ($/Mcfe)(3)	$0.57	$0.38	$0.46	$0.42
Other expense ($/Mcfe)(4)	$0.20	$0.04	$0.11	$0.06
Effect of equity hedges	$(4,122)	$3,388	$(22,371)	$25,435
Segment—operating profit	$23,370	$25,219	$113,524	$74,125
Depreciation, depletion and amortization	$9,900	$10,301	$33,322	$26,770
Gas Gathering and Processing:
Gas throughput volumes (MMcfd)	1,371	1,208	1,343	1,188
Average plant gas sales (MMcfd)	446	455	473	444
Average plant NGL sales (Mgald)	1,365	1,416	1,354	1,417
Average gas price ($/Mcf)(5)	$4.18	$3.15	$4.51	$2.49
Average NGL Price ($/Gal)(6)	$0.56	$0.46	$0.55	$0.40
Gross operating margin ($/Mcf)(7)	$0.470	$0.410	$0.442	$0.388
Plant operating expense ($/Mcf)(7)	$0.166	$0.190	$0.170	$0.171
Effect of equity hedges	$(2,836)	$(2,399)	$(13,776)	$(5,242)
Income from equity investments	$2,147	$1,660	$7,356	$4,453
Segment—operating profit	$37,725	$23,742	$126,645	$93,554
Depreciation, depletion and amortization	$8,074	$10,655	$30,676	$41,959
Gas Transportation:
Gas transportation volumes (MMcfd)	158	203	166	192
Transportation and sales revenue	$5,654	$6,479	$22,287	$25,394
Operating and product purchase expense	$3,267	$1,859	$10,662	$9,068
Segment—operating profit	$2,387	$4,620	$11,625	$16,326
Depreciation, depletion and amortization	$414	$403	$1,689	$1,675
Marketing:
Average gas sales (MMcfd)	1,328	1,662	1,362	1,988
Average NGL sales (MGald)	1,619	1,761	1,635	2,010
Average gas price ($/Mcf)	$4.51	$3.66	$4.94	$2.92
Average NGL price ($/Gal)	$0.59	$0.49	$0.58	$0.42
Average gas sales margin ($/Mcf)	$0.018	$0.031	$0.053	$0.042
Average NGL sales margin ($/Gal)	$0.007	$0.006	$0.009	$0.008
Segment—operating profit	$3,167	$5,687	$31,399	$36,411
Depreciation, depletion and amortization	$35	$37	$141	$158

(1)
Net of fuel and shrink.

(2)
Net of fuel, shrink, gathering and transportation. Excludes effect of hedging.

(3)
Includes production overhead.

(4)
Includes exploratory expense, delay rentals and unsuccessful well expense.

(5)
Represents average gas sales price adjusted for appropriate regional differential.

(6)
Represents average NGL sales price adjusted for appropriate transportation and fractionation charges.

(7)
Per Mcf of throughput. As reconciled below, gross operating margin is gross revenues less product purchases and joint interest and excludes effect of hedging.

Reconciliation of Gas Gathering and Processing
Segment-Operating Profit to Gross Operating Margin:
(Dollars in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Segment—operating profit	$37,725	$23,742	$126,645	$93,554
Subtract:
Income from equity investments	2,147	1,660	7,356	4,453
Effect of equity hedges	(2,836)	(2,399)	(13,776)	(5,242)
Add:
Plant operating expense	20,897	21,076	83,370	74,119

Gross operating margin	$59,311	$45,557	$216,435	$168,462

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 e-mail: rwirth@westerngas.com

QuickLinks

WESTERN GAS RESOURCES, INC. ANNOUNCES 2003 EARNINGS